EXHIBIT 34.1

ATTESTATION REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA FOR ASSET-BACKED SECURITIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
JCP&L Transition Funding II LLC:

We have examined management’s assertion, included in the accompanying "Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities", that Jersey Central Power and Light Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for JCP&L Transition Funding II LLC (the Platform), as of December 31, 2006 and for the period from August 10, 2006 to December 31, 2006 except for the servicing criteria specified in the following paragraphs of paragraph (d) of Item 1122 of Regulation AB that are not applicable to the Servicer based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer and that are backed by bondable transition property: (1)(ii) (outsourcing), (1)(iii) (back-up servicing), (1)(iv) (fidelity bond), (2)(vi) (unissued checks), (3)(ii) (remittance to investors), (3)(iii) (disbursement records), (3)(iv) (remittance reconciliation), 4)(iii) (additions, removals or substitutions), (4)(ix) (adjustments to interest rates), (4)(x) (obligor escrow funds), (4)(xi) (payments on behalf of obligors), (4)(xii) (late payment penalties), (4)(xiii) (obligor disbursements), (4)(xv) (external credit enhancement). Management's assertion in the accompanying “Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities”  identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the period ended December 31, 2006 for JCP&L Transition Funding II LLC is fairly stated, in all material respects.

PricewaterhouseCoopers LLP
Cleveland, Ohio
March 16, 2007